Exhibit 99.1

1847 Reports Second Quarter 2024 Financial Results and Provides Business Update

Achieves Approximately 4% Sequential Increase in Revenue for Q2 2024 Compared to Q1 2024

Gross profit was $6.7M in Q2 2024 compared to $5.9M in Q2 2023, a 14.2% year-over-year increase

NEW YORK, NY / ACCESSWIRE / August 19, 2024 / 1847 Holdings LLC (“1847” or the “Company”) (NYSE American: EFSH), a holding company specializing in identifying over-looked, deep value investment opportunities in middle market businesses, today provided a business update and reported financial results for the second quarter ended June 30, 2024.

Mr. Ellery W. Roberts, CEO of 1847 Holdings, commented, “In Q2 2024, we achieved approximately 4% sequential revenue growth and a 14.2% year-over-year increase in gross profit, highlighting our effective efforts to optimize operations and improve cost efficiencies. As part of our ongoing strategy to strengthen the balance sheet, we recently eliminated $4.2 million of debt through the sale of ICU Eyewear, significantly enhancing our financial position. After we acquired ICU Eyewear, we were able to clean up the books, reinforce the infrastructure, and enhance the value of assets before strategically selling it in collaboration with our senior lender, demonstrating our successful private equity model. This transaction not only underscores our commitment to maintaining a robust financial foundation but also aligns with our long-term strategy of maximizing shareholder value. We remain dedicated to leveraging our strengths and exploring opportunities that will contribute to the long-term success and stability of our Company.”

“Our strategy remains centered on acquiring companies that provide value and generate positive cash flow, all while minimizing shareholder dilution. We believe we have a robust acquisition pipeline and are making significant progress on several potentially transformative strategic transactions. Notably, we are working to finalize a definitive agreement to acquire a leading manufacturer of millwork, cabinetry, and doors, which reported $28.6 million in revenue and substantial cash flow in 2023. We believe this acquisition represents an attractive opportunity for 1847, as we have negotiated favorable terms, and we believe we can successfully complete this transaction without the need for equity-based funding at this time.”

“Additionally, we are advancing with the sale of a division of 1847 Cabinets Inc., which we anticipate closing by mid-September 2024. This proposed sale marks a strategic milestone for 1847, demonstrating our ability to acquire, operate, and enhance the value of assets before divesting them. We believe this transaction will substantially strengthen our financial position, allowing us to strategically reallocate resources and capitalize on emerging opportunities both within and beyond our portfolio, with a long-term focus on maximizing shareholder value,” concluded Mr. Roberts.

Q2 2024 Financial Highlights

Total revenues were $15,501,359 for the three months ended June 30, 2024, as compared to $17,362,093 for the three months ended June 30, 2023.

●	Revenues from the retail and eyewear segment decreased by $1,417,160, or 31.5%, to $3,076,901 for the three months ended June 30, 2024 from $4,494,061 for the three months ended June 30, 2023.

●	Revenues from the construction segment decreased by $182,524, or 1.6%, to $11,321,371 for the three months ended June 30, 2024 from $11,503,895 for the three months ended June 30, 2023.

●	Revenues from the automotive supplies segment decreased by $261,050, or 19.1%, to $1,103,087 for the three months ended June 30, 2024 from $1,364,137 for the three months ended June 30, 2023.

Total cost of revenues was $8,757,513 for the three months ended June 30, 2024, as compared to $11,456,303 for the three months ended June 30, 2023.

●	Cost of revenues for the retail and eyewear segment decreased by $2,008,943, or 58.6%, to $1,421,597 for the three months ended June 30, 2024 from $3,430,540 for the three months ended June 30, 2023.

●	Cost of revenues for the construction segment decreased by $589,226, or 8.2%, to $6,611,425 for the three months ended June 30, 2024 from $7,200,651 for the three months ended June 30, 2023.

●	Cost of revenues for the automotive supplies segment decreased by $100,621, or 12.2%, to $724,491 for the three months ended June 30, 2024 from $825,112 for the three months ended June 30, 2023.

Total general and administrative expenses were $2,395,880 for the three months ended June 30, 2024, as compared to $2,350,155 for the three months ended June 30, 2023.

Total professional fees were $1,847,073 for the three months ended June 30, 2024, as compared to $485,901 for the three months ended June 30, 2023.

Total operating expenses were $18,045,802 for the three months ended June 30, 2024, as compared to $17,807,363 for the three months ended June 30, 2023, resulting in a loss from operations of $2,544,443 for the three months ended June 30, 2024, as compared to a loss from operations of $445,270 for the three months ended June 30, 2023.

Net loss from continuing operations was $4,906,812 for the three months ended June 30, 2024, as compared to a net loss of $3,361,797 for the three months ended June 30, 2023. Such change was primarily due to an increase of amortization of debt discounts by $2,145,775, an increase in loss on extinguishment of debt by $778,875, and an increase in loss on change in fair value of derivative liabilities of $1,290,563.

About 1847 Holdings LLC

1847 Holdings LLC (NYSE American: EFSH), a publicly traded diversified acquisition holding company, was founded by Ellery W. Roberts, a former partner of Parallel Investment Partners, Saunders Karp & Megrue, and Principal of Lazard Freres Strategic Realty Investors. 1847 Holdings’ investment thesis is that capital market inefficiencies have left the founders and/or stakeholders of many small business enterprises or lower-middle market businesses with limited exit options despite the intrinsic value of their business. Given this dynamic, 1847 Holdings can consistently acquire businesses it views as “solid” for reasonable multiples of cash flow and then deploy resources to strengthen the infrastructure and systems of those businesses in order to improve operations. These improvements may lead to a sale or IPO of an operating subsidiary at higher valuations than the purchase price and/or alternatively, an operating subsidiary may be held in perpetuity and contribute to 1847 Holdings’ ability to pay regular and special dividends to shareholders. For more information, visit.

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Forward-Looking Statements

This press release may contain information about 1847 Holdings’ view of its future expectations, plans and prospects that constitute forward-looking statements. All forward-looking statements are based on our management’s beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Forward-looking statements are subject to a number of factors, risks and uncertainties, some of which are not currently known to us, that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include but are not limited to the risks set forth in “Risk Factors” included in our SEC filings.

Contact:

Crescendo Communications, LLC
Tel: +1 (212) 671-1020
Email: EFSH@crescendo-ir.com

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